Writer's Name: Wong Gang   Tel: 6439 4833
Secretary: Angela Leow   E-Mail: gang.wong@shooklin.com

Our ref: WOG/2231359
Your ref:

PRIVATE & CONFIDENTIAL

PREMIUM CATERING PRIVATE LTD
21 Chin Bee Avenue
Singapore 619942

Attention: The Board of Directors

PREMIUM CATERING (HOLDINGS) LIMITED
6 Woodlands Walk
Singapore 738398

Attention: The Board of Directors

31 January 2025

Dear Sir/ Madam,

SINGAPORE LEGAL OPINION ON THE PROPOSED SECONDARY OFFERING OF PREMIUM CATERING (HOLDINGS) LIMITED ("PC HOLDINGS"), A CAYMAN ISLANDS-INCORPORATED COMPANY LISTED ON NASDAQ (THE "LEGAL OPINION")

– LEGAL DUE DILIGENCE ON PREMIUM CATERING PRIVATE LTD. (THE "COMPANY"), A SINGAPORE-INCOPORATED INDIRECT SUBSIDIARY OF PC HOLDINGS

I. INTRODUCTION

We are a law firm duly qualified to practice Singapore law in Singapore.

We act as legal advisers to the Company on Singapore law in relation to the proposed secondary offering (the "**Secondary Offering**") of its parent company, PC Holdings, on NASDAQ by way of share offer (the "**Share Offer**"). A prospectus will be issued by PC Holdings in connection with the Secondary Offering (the "**Prospectus**").

II. LEGAL ADVICE SOUGHT

We have been requested by the Company to advise on the following matters:

A. due incorporation and good standing of the Company;

B. corporate information relating to the Company in respect of its dividend payments, directors, shareholders, and share capital;

C. whether the material contracts/agreements entered into by the Company (or in relation to the shares of the Company, as the case may be) which are governed by Singapore law are legally binding, valid and enforceable;

D. disclosure of material Singapore laws and regulations which are applicable to the Company's business operations in the Prospectus;

E. whether the Company has the necessary licences, approvals and/or permits from governmental and regulatory authorities which are material for the conduct of its business and operations in Singapore, and if there are any material legal impediments for the Company to renew them;

F. the Company' intellectual properties (if any) in Singapore;

G. whether the Company owns or rents from third parties any properties in Singapore and whether the use of these properties is in compliance with the permitted use under the relevant agreement(s) (if applicable) and as permitted by the Urban Redevelopment Authority;

H. whether the Company is involved in any legal proceedings and/or regulatory actions in Singapore;

I. whether the Company has complied with the requirements of Singapore law in respect of the employment of foreign and local manpower and in respect of laws in relation to labour and trade unions where applicable;

J. whether the employment contracts entered into by the Company which are governed by Singapore law are legally binding, valid and enforceable;

K. whether the Company has complied with mandatory insurance requirements for its employees under Singapore law; and

L. whether the Company has complied with the requirements of Singapore law in respect of contributions to the Central Provident Fund ("**CPF**") for its employees.

III. <u>GOVERNING LAW</u>

This Legal Opinion, and in particular our advice and/or opinions set out in Section V herein, is limited to matters of the laws of Singapore as applied by the Singapore courts as at the date of this Legal Opinion and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. Any liability which may arise in respect of this Legal Opinion is to be governed by the laws of Singapore.

We express no advice and/or opinions with respect to the laws of any other jurisdiction. We have made no investigation of the laws of any country or jurisdiction other than Singapore and do not express or imply any advice and/or opinions thereof.

Our advice and/or opinions expressed herein pertain to the laws of Singapore only, and we express no advice and/or opinions with respect to any other matter. This Legal Opinion is also given on the basis that we undertake no responsibility and are under no obligation to advise

you of any other matters that may occur after the date of this Legal Opinion which could render the advice and/or opinions expressed herein no longer applicable.

IV. LEGAL WORK UNDERTAKEN

For the purposes of rendering our advice and/or opinions set out in Section V herein, we have been provided with, and reviewed and relied on, information and originals or copies of documents specifically set out in **Schedule 1** below (the "**Reference Documents**") and the confirmation letter executed by Mr Gao Lianquan, a director signing for and on behalf of the Company, dated 31 January 2025 (the "**Confirmation Letter**", together with the Reference Documents, the "**Documents**"). For the purposes of rendering our advice and/or opinions set out in Section V herein, we have relied on the Confirmation Letter only to the extent such information does not involve matters of law and are not inconsistent with our understanding and knowledge in any material respect. Although we are not aware that any material documents and/or information have been withheld or not been provided to us, we further assume that no material documents and/or information whenever requested during the due diligence process have been withheld or otherwise not provided to us for any reason.

Other than the Documents, we have not reviewed any other information and/or documents and have not made any other enquiries or investigations for the purpose of rendering our advice and/or opinions set out in Section V herein.

V. OUR ADVICE AND/OR OPINIONS

Based on our review of the Documents, and subject to the assumptions and qualifications set out in Sections IV, VI and VII herein, we wish to advise and/or opine as follows. Our advice and/or opinions below are expressed and/or given as at the date of this Legal Opinion (unless expressly stated otherwise):

A. Due incorporation and good standing of the Company

1. The Company was duly and validly incorporated with limited liability under the Companies Act 1967 of Singapore (the "**Companies Act**") with details as follows:

Name of Entity	Legal Form	Date of Incorporation
PREMIUM CATERING PRIVATE LTD.	Private Company Limited by Shares	30 March 2012

2. The Company is validly existing in Singapore, and has the status of an independent legal entity, having full capacity, power, and authority to enter into legally binding and enforceable contracts and undertakings, with full power to sue or be sued in its own name, and it may do any act that is legally permitted or required to do by the constitution of the Company (the "**Constitution**") or any law of Singapore. The Company has the corporate power and capacity to carry on the Business Activities (as defined below).

3. The Company is in good standing in Singapore, meaning solely that it had not failed to make any filing with any Singapore authority which would make it liable to be struck off the register of companies with ACRA and thereby cease to exist under the laws of Singapore.

4. Based on our inspection of the Court Searches (as defined herein below), there are no pending legal actions, suits or proceedings concerning the Company before the courts of Singapore. Based on the Confirmation Letter, save as disclosed in Schedule 3, the Company has not been the subject of or involved in any investigation or legal proceedings (including insolvency, winding-up or dissolution proceedings), whether as plaintiff or defendant, or action taken or initiated, or penalty imposed by any regulatory or governmental authority in Singapore during the period from 7 August 2024 to 31 January 2025 ("**Track Record Period**").

5. Our review of the Documents does not indicate the existence of any charge required to be registered under the Companies Act, nor have we found from our searches conducted with ACRA any other charge registered with ACRA for the Company as at 31 January 2025.

6. Based on our review of the Documents, the Constitution of the Company complies with the requirements of Singapore law as at the date hereof and has been duly adopted by the Company.

B. Corporate information

1. Share capital and Shareholders

a) The issued and paid-up capital of the Company are in accordance with the Company' Constitution and the particulars registered with ACRA, based on searches conducted with ACRA on 31 January 2025. For the purposes of this Legal Opinion, shares in the capital of the Company shall be referred to as "**Shares**".

b) The issued and paid-up share capital and the respective percentages of shareholdings of the existing shareholders of the Company are contained in the electronic register of members maintained by the Registrar pursuant to Section 196A of the Companies Act.

c) The issued and paid-up share capital of the Company, based on searches conducted with ACRA on 31 January 2025, is S$598,990 consisting of 598,990 ordinary and fully paid-up Shares.

d) The shareholders of the Company, based on searches conducted with ACRA on 31 January 2025, and their respective shareholdings are as follows:

Name	Number of Shares	Percentage of Shareholding (%)
Starry Grade Limited	598,990	100.0
Total	598,990	100.0

e) The relevant shareholder listed in paragraph (d) above is the legal and registered owner of the Shares set out against its name in the register of members of the Company.

All issues, allotment and transfers of Shares and all changes in the issued and paid-up capital of the Company since its incorporation to date are set out in **Schedule 2**. Apart from the issue and allotment of

Shares as set out in **Schedule 2**, based on the Confirmation Letter, there has been no other shareholding changes in the Company and the Company has not granted any person any right, warrant or option to subscribe for, or any security convertible into, any Shares or other equity interest in the Company. Based on our review of the Documents and the Confirmation Letter, all issues and allotment of Shares as shown in **Schedule 2** were validly, properly and legally conducted, completed, settled, duly authorised, duly recorded, have been fully paid-up and effected in accordance with the Constitution of the Company (where applicable) and the Companies Act, and duly lodged with ACRA.

f) Since the date of incorporation, as confirmed in the Confirmation Letter, there is no evidence of any (i) outstanding agreements or unexercised options, warrants, conversion, pre-emptive or other similar rights (whether exercisable now or in the future and whether contingent or not) in respect of the allotment, issue, purchase, transfer, buy-back or redemption of any Shares or unissued shares in the share capital of the Company, save for the pre-emption rights provided in the Constitution of the Company; (ii) security interests, liens, mortgages, charges, pledge, claims, attachments or other encumbrances over any Shares (or equity interests in the Shares) or unissued shares in the share capital of the Company; or (iii) reduction of capital carried out by the Company.

g) There are no legal restrictions under Singapore law on the nationality of the shareholders of the Company or the percentage of local or foreign shareholding in the Company.

2. Board of Directors

a) Based on searches conducted with ACRA on 31 January 2025, the composition of the current Board of Directors of the Company is as follows:

Name	Date of Appointment
Gao Lianquan	7 July 2018

b) Based on our review of the Documents, the appointments of the current Board of Directors of the Company are valid and were duly authorised and lodged with ACRA.

3. Dividends

a) Under Singapore law, the Company may, by ordinary resolution, declare dividends at a general meeting without seeking any governmental approval, but it may not pay dividends in excess of the amount recommended by its directors. The directors of the Company may declare an interim dividend without seeking the approval of its shareholders. Dividends may only be paid out of the profits of the Company. Subject to the foregoing, the Company has the power and authority to effect dividend payments (whether in cash or in kind) to its shareholders under its Constitution.

b) Under Singapore law and the Constitution of the Company, there are no restrictions on the currency used to effect dividend payments.

c) There are no exchange controls under Singapore law in respect of the dividend payments to parties in jurisdictions outside Singapore, pursuant to the notice issued by the Monetary Authority of Singapore ("**MAS**") on 25 May 1978 (MAS 1103, Reference: ID Circular 6/78 dd 25.5.78) ("**MAS Notice 1103**"). MAS Notice 1103 provides *inter alia* that "With effect from 1 June 1978, all persons are exempted from the provisions, obligations, etc, imposed under the various sections of the Exchange Control Act 1953 of Singapore. Therefore, no exchange control formalities or approvals are required for all forms of payments or capital transfers".

C. Whether the material contracts/agreements entered into by the Company (or in relation to the shares of the Company, as the case may be) which are governed by Singapore law are legally binding, valid and enforceable

Based on our review of the Documents and as confirmed in the Confirmation Letter, as at the date of this Legal Opinion, the Company has in force various material contracts, including but not limited to the following:

1. Kitchen appliances rental agreement (undated) between the Company and LRS-Premium Pte Ltd;

2. Hire Purchase Agreement between the Company and United Overseas Bank Limited ("**UOB**") dated 14 October 2020;

3. Hire Purchase Agreement between the Company and UOB dated 16 July 2021;

4. Hire Purchase Agreement between the Company and Commercial Automobile Credit Pte Ltd dated 2 August 2021;

5. Enterprise Financial Scheme Trade Loan between the Company and DBS Bank Limited dated 28 October 2022;

6. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and RHB Bank dated 4 February 2021;

7. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and Sing Investments and Finance dated 7 September 2020; and

8. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and UOB dated 31 August 2020.

Based on our review of the Documents, the Company has full capacity and authority to enter into each of the contracts above with the relevant counterparties thereto, and we are of the view that each of the contracts above has been duly executed and constitutes a legal, valid, binding and enforceable obligation of the Company in accordance with its terms.

D. Disclosure of Singapore laws and regulations applicable to the Company in the Prospectus

The statements set forth in (i) the section titled "Regulatory Environment" of the Prospectus, and the statements set forth in (ii) other sections of the Prospectus insofar as such statements constitute summaries of Singapore legal or regulatory matters

referred to therein, fairly summarise in material respects such Singapore legal or regulatory matters and are true, accurate, complete and not misleading in any material respect in the context in which those statements appear.

E. Whether the Company has the necessary licences, approvals and/or permits from governmental and regulatory authorities which are material for the conduct of its business and operations in Singapore, and any material legal impediments for the Company to renew them

1. Based on searches conducted with ACRA on 31 January 2025 and the Confirmation Letter, the Company is presently engaged in the following business activities ("**Business Activities**"):

   a) Food Caterers; and

   b) Manufacture of Cooked-food preparations (Eg. Frozen Dinners).

   which are in compliance with its Constitution.

2. As at the date of this Legal Opinion, the Company has obtained the following licences, approvals, consents and/or permits that are material for the conduct of its Business Activities in Singapore:

Description of License/ Approval	Issuing Authority	License / Approval Number	Validity of License
Registration to import processed food products and food appliances	Singapore Food Agency	IP21H2528	Expires on 31 August 2025
License to operate a food processing establishment	Singapore Food Agency	PL22L0380	Expires on 30 November 2025
MUIS Halal Certificate	Majlis Ugama Islam Singapura (MUIS)	FPCA202400001 22	Expires on 31 January 2025
Food Shop License	Singapore Food Agency	SE23B23A000	Expires on 19 September 2025
Statement of Attainment – Apply Food Safety Management Systems for Food Service Establishments	Singapore Food Agency	9100000089694	10 years from the date of attainment (6 January 2021)
Statement of Attainment –	Singapore Food Agency	9100001697412	5 years from the date of attainment (16 June 2022)

Food Safety and Hygiene			

3. Based on our review of the Documents and the Confirmation Letter, as at the date of this Legal Opinion: (i) we are not aware of any instances where the Company has not obtained the material Singapore governmental licences, authorisations, consents, orders and approvals required for its Business Activities, and (ii) there are no proceedings pending relating to the revocation, modification or non-renewal of any such licenses, consents, authorisations, approvals, orders, certificates and permits.

F. The Company's intellectual properties (if any) in Singapore

Domain name	Country of Registration	Registrar	Registrant Name	Registration Date	Expiry Date
premium-catering.com.sg	Singapore	Dreamscape Networks International Pte Ltd	PREMIUM CATERING PRIVATE LTD	11 June 2020 T02:24:53Z	11 June 2025 T02:24:53Z

1. Based on the Intellectual Property Office of Singapore (“**IPOS**”) public search conducted on 31 January 2025, the Singapore Network Information Centre WHOIS Search and the Confirmation Letter, save for those disclosed above, the Company had not registered or applied for any trademarks, patents and/or domain names in Singapore (the “**Intellectual Property Rights**”).

2. There are no records of any intellectual property applications and registrations by or relating to the Company in Singapore and the Company does not own any other intellectual property rights in Singapore, nor does it have any pending applications for intellectual property rights in Singapore.

G. Whether the Company owns or rents from third parties any real properties in Singapore and whether the use of these properties is in compliance with the permitted use under the relevant agreement(s) and as permitted by the Urban Redevelopment Authority

Owned Premises

1. Based on our review of the Documents and the Confirmation Letter, the Company is not the registered proprietor of any real property in Singapore since its incorporation.

Rented Premises

2. Based on our review of the Documents, the Company has rented from third parties the following real properties in Singapore:

Address	Lessor	Lessee	Term
8A Admiralty Street #04-02 Food Xchange @ Admiralty Singapore 757437	Singapore F & B Pte Ltd	the Company	1 March 2021 to 28 February 2023

8A Admiralty Street #04-03 Food Xchange @ Admiralty Singapore 757437	Ming Fa Food Industries Pte Ltd	the Company	1 February 2021 to 31 January 2023
21 Chin Bee Avenue Singapore 619942	LRS-Premium Pte Ltd	the Company	15 December 2022 to 14 December 2027
11A Jalan Tukang Road #01-K4 Singapore 619267	Loy Investment Pte Ltd	the Company	15 September 2022 to 31 December 2023
145 Upper Paya Lebar Road (MR2) Singapore 534848	Lucky Stars F&B Pte Ltd	the Company	15 April 2024 to 14 April 2025
8A Admiralty Street #01-11 FoodXChange @ Admiralty Singapore 757437	Kwong Cheong Thye Pte Ltd	the Company	1 February 2025 to 31 January 2028 (Agreement entered into on 16 November 2024)
8A Admiralty Street #01-12 FoodXChange @ Admiralty Singapore 757437	Kwong Cheong Thye Pte Ltd	the Company	1 February 2025 to 31 January 2028 (Agreement entered into on 16 November 2024)

Based on the Confirmation Letter, save for those disclosed above, the Company has not rented any other real property from third parties in Singapore since its incorporation. When the tenancy for the Admiralty premises (#04-02 and #04-03) expired in January 2023 and February 2023, the Company moved its operations to the new location in Chin Bee Avenue. When the rental agreement for the Jalan Tukang premise expired in December 2023, the Company moved its operations to the new location in Upper Paya Lebar Road. We understand that the Company is in the process of relocating their central kitchen from the Chin Bee Avenue location to the Admiralty (#01-11 and #01-12) location.

Each rental agreement entered into by the Company is legal, valid, enforceable against the other party under Singapore law and the Company is entitled to enjoy exclusive possession of the premises of all subsisting rentals (as at the date of this Legal Opinion) in accordance with the terms of the agreements.

H. Whether the Company is involved in any legal proceedings or regulatory actions in Singapore

1. Based on the results of the litigation searches conducted on the Company with the Supreme Court and the State Courts of Singapore on 31 January 2025 (the "**Searches**") and the Confirmation Letter:

a) the Company is not, and has not been, the subject of or involved in any legal proceedings (including insolvency, winding-up or dissolution proceedings), whether as plaintiff or defendant, or action taken or initiated by any regulatory or governmental authority in Singapore; and

b) no notice of appointment of a receiver, administrator or liquidator of the Company or any of its assets has been issued nor any declaration or order of such been made against the Company (the events described in sub-paragraph (a) above and this sub-paragraph (b) shall be referred to collectively as "**Corporate Proceedings**"),

save as set out in **Schedule 3** during the Track Record Period.

Based on our review of the Documents, we are not aware of any shareholders' resolutions passed in relation to (a) the winding-up, dissolution or liquidation of the Company; or (b) the appointment of a receiver, administrator, liquidator or similar office for the Company.

2. We are not aware of any actual, pending or threatened Corporate Proceedings (other than those revealed by searches as described in the immediate preceding paragraph) of which the Company is the subject of or is involved in, and there is no evidence that indicates otherwise from our review of the Documents.

Based on the Confirmation Letter, the Company is not involved in any arbitral, disciplinary or similar proceedings in Singapore.

I. Whether the Company has complied with the requirements of Singapore law in respect of the employment of foreign and local manpower and in respect of laws in relation to labour and trade unions where applicable

<u>General</u>

1. The Employment of Foreign Manpower Act 1990 of Singapore ("**EFMA**") regulates the employment of foreign manpower in Singapore. Non-Singapore resident individuals are required to hold a valid work pass before they can work in Singapore. There are various work passes granted to the individual concerned, such as employment pass, S pass and work permits, depending on the nature of his/her work. Singapore employers are subject to foreign manpower quota prescribed by the Ministry of Manpower ("**MOM**") which seeks to encourage employers to hire local employees.

2. The Employment Act 1968 of Singapore ("**Employment Act**") covers every employee (regardless of nationality) who is under a contract of service with an employer ("**Employment Act Employees**"), except any seafarer, any domestic worker and any person employed by a statutory board or the government of Singapore. Notwithstanding the foregoing, Part IV of the Employment Act which regulates the rest days, hours of work and other conditions of service, only applies to workmen earning a monthly salary not exceeding S$4,500 and employees (other than workmen or persons employed in a managerial or an executive position) earning a monthly salary not exceeding S$2,600.

3. Further, based on the list of employers convicted under the Employment Act as published by the MOM as at 18 July 2024 for the period of 14 January 2023 to 18 July 2024, we are not aware of any instances of non-compliance by the Company with any obligations under the Employment Act in respect of the employment of foreign and local manpower.

J. Whether the employment contracts entered into by the Company which are governed by Singapore law are legally binding, valid and enforceable

1. In respect of the employment contracts entered into by the Company which are governed by Singapore law, we have reviewed a sample size of three employment contracts where the monthly salary of each of these employees is expressed to be higher than S$3,500 (as a materiality benchmark), details of which are set out below:

Description	Parties (Employer / Employee)	Date
Employment contract between the Company and Gao Lianquan	The Company / Gao Lianquan	8 February 2023
Employment contract between the Company and Loh Hui Ying Sarah	The Company / Loh Hui Ying Sarah	21 April 2023
Employment contract between the Company and Zhang Xiao Ying	The Company / Zhang Xiao Ying	1 November 2022

Based on our review of the Documents and save as disclosed in this Legal Opinion, we are of the view that the Employment Contracts Reviewed are legally binding, valid and enforceable under Singapore law.

K. Whether the Company has complied with mandatory insurance requirements for its employees under Singapore law

Work injury compensation insurance

1. Prior to 3 September 2019, Section 23(1) of the Work Injury Compensation Act 2019 of Singapore ("**WICA**"), read with Regulation 2(b) of the Work Injury Compensation (Waiver from Insurance Requirement) Notification (in force prior to 1 September 2020), requires employers to maintain insurance for all employees doing manual work regardless of salary level, and all employees doing non-manual work and earning S$1,600 or less a month. This requirement is applicable to both local and foreign employees. With effect from 1 April 2020 and 1 April 2021, Section 24 of the WICA read with the Second Schedule of the Work Injury Compensation (Insurance) Regulations 2020 states that the salary threshold for all employees doing non-manual work will be raised to S$2,100 and S$2,600 respectively.

Policy Number	Description	Expiry Date
WI002140	Work Injury Compensation Insurance Policy between the insurer, being HL Assurance Pte. Ltd., and the policyholder, being Premium Catering Private Ltd.	14 October 2025

2. Based on our review of the Documents and the Confirmation Letter, and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to the provision of work injury compensation insurance for its employees.

Medical insurance requirement for work permit and S pass holders

3. Pursuant to the conditions set out in the First and Second Schedules of the Employment of Foreign Manpower (Work Passes) Regulations 2012 (the "**EFM Regulations**"), an employer would have to comply with the following requirements for each work permit or S pass holder that it employs:

a) the employer must purchase and maintain medical insurance with coverage of at least S$15,000 per 12-month period of the foreign employee's employment (or for such shorter period where the foreign employee's period of employment is less than 12 months) for the foreign employee's in-patient care and day surgery except as the Controller of Work Passes may otherwise provide by notification in writing; and

b) where the employer purchases group medical insurance policy for its foreign employees, it shall not be considered to have satisfied the obligation under this condition unless the terms of its group medical insurance policy are such that each and every individual foreign employee is concurrently covered to the extent required under the conditions in this Part IV of the First Schedule and Part II of the Second Schedule of the EFM Regulations.

Policy Number	Description	Expiry Date
2480005984	Foreign Workers Medical Insurance Enhanced between the insurer, being Raffles Health Insurance Pte Ltd, and the policyholder, being Premium Catering Private Ltd.	30 November 2025

4. Based on our review of the Documents and the Confirmation Letter, and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to medical insurance for work permit and S pass holders.

L. Whether the Company has complied with the requirements of Singapore law in respect of contributions to the CPF for its employees

1. The CPF is a compulsory social security savings plan for working Singapore citizens and Singapore permanent residents primarily to fund their retirement, healthcare and housing needs. It is administered by the CPF Board, a statutory board of Singapore. Section 7(1) of the Central Provident Fund Act 1953 of Singapore (the "**CPF Act**") provides that every employer shall make monthly contributions in respect of each employee to the CPF at the prescribed rates as set out in the First Schedule of the CPF Act. Section 3 of the Central Provident Fund (Exemption) Order 2018 provides that Section 7 of the CPF Act does not apply to foreign employees who are not Singapore citizens or permanent residents of Singapore.

2. Based on our review of the Documents and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to CPF contributions for its employees.

3. Based on our review of the Documents and the list of employers convicted under the CPF Act published by the CPF Board of Singapore as at 22 September 2024, we are not aware of any instances of non-compliance by the Company in respect of the contribution of CPF under the CPF Act for the period of 19 September 2022 to 22 September 2024.

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VI. ASSUMPTIONS

In considering the Documents and rendering the advice and/or opinions that we have expressed in Section V herein, we have made the following assumptions:

A. the authenticity and completeness of all Documents provided to us as originals, and the conformity to the originals of all Documents provided to us as copies. As to any matter of fact relevant to the advice and/or opinions expressed herein, we have relied solely upon the statements, representations, and warranties of the Company, the Company and/or their respective representatives without any independent verification;

B. the genuineness of all signatures, seals, chops, duty stamp or marking on all the Documents;

C. each party to any of the Documents is an existing legal entity under the laws of the country of its incorporation, with full legal personality and is able lawfully, and each has full authority or capacity, to enter into such Documents, and that each signature on behalf of each party thereto is that of a person authorised to execute the same;

D. all Documents as reviewed by us are true, accurate, complete and up-to-date, and to the extent that any of the Documents is dated on or before the date of this Legal Opinion, that such Documents remain accurate as at the date of this Legal Opinion and has not been revoked, rescinded or modified or supplemented to in any way;

E. no party to any of the Documents has entered into any such Documents in consequence of bad faith or fraud, coercion, duress, misrepresentation or undue influence or on the basis of a mistake of fact or law or believing any such Documents to be fundamentally different in substance or in kind from what it is;

F. all Documents as reviewed by us has been properly stamped, registered and filed (where necessary), and all other procedures that are necessary to perform in order to make the Documents admissible in evidence have been carried out and within the time limits prescribed by applicable Singapore laws;

G. the board resolutions, shareholders resolutions and statutory registers of each company provided to us for examination (if any) are true and complete and the board resolutions and shareholders resolutions of each company have not been rescinded or modified and they remain in full force and effect and that no other resolution or action has been taken which could affect the validity of the board resolutions or shareholders' resolutions;

H. all resolutions reviewed by us were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions in accordance with the constitutional documents of the Company then in force, and that where certified extracts of resolutions have been provided, that the extracts are a true, correct, complete and accurate record of the actual resolutions approved and passed by the directors or shareholders (as the case may be) of the Company in accordance with the constitutional documents of the Company then in force;

I. the correctness and accuracy of all facts and information stated or given in all Documents, and in particular, that the information contained in the Searches on the Company is true, accurate and complete and that such information has not since the dates on which such searches have been conducted been altered and that such searches did not fail to disclose any information which had been delivered for

registration but did not appear on the public records at the date on which such searches are made;

J. that all opinions and views expressed in the Confirmation Letter are honestly held and that all such opinions and views expressed were when made and continue to be based on reasonable assumptions and that all statements of fact by any of the foregoing persons were when made and continue to be true, accurate, correct and not misleading in any way; and that they have not omitted to inform us of any matter or thing which is material in relation to the enquiries raised by us;

K. other than as disclosed in the Searches on the Company, no corporate or other actions have been taken by the Company or any third-party and no other steps have been taken or legal proceedings (other than in a Singapore court) instituted against the Company, for its bankruptcy, insolvency or liquidation (howsoever defined) under the laws of any jurisdiction which may be applied to it, and no previous similar event has taken place with regard to the Company; and

L. no foreign law affects our advice and/or opinions set out in Section V herein.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this Legal Opinion). No assumption specified above is limited by reference to any other assumption.

VII. QUALIFICATIONS

Our advice and/or opinions set out in Section V herein are subject to the following qualifications:

A. we express no advice and/or opinions on the accuracy and completeness of any statements or warranties of fact set out in any agreement, as to which statements or warranties we have not independently verified;

B. we express no advice and/or opinions as to the ability of the relevant parties to any of the agreements to observe and comply with their respective obligations thereunder;

C. we express no advice and/or opinions on legal or regulatory requirements of any foreign legal system or law other than Singapore;

D. we express no advice and/or opinions on any issues relating to tax or revenue, nor the business or commercial implications of any matter or on financial, accounting or actuarial issues, the adequacy of any insurance arrangements or the value or the physical condition of any asset; and

E. the term "enforceable" as used in this Legal Opinion means that the obligations assumed by the Company and/or the Company (as the case may be) under any agreement are of a type which in general terms are capable of being enforced by the Singapore courts. It does not mean that the obligations under any agreement will necessarily be enforced exactly in accordance with their terms, in particular:

   1. the validity, performance and enforcement of the relevant agreement may be limited by statutes of limitation, lapse of time, waiver and by laws relating to bankruptcy, insolvency, merger, consolidation, liquidation, possessory liens, rights of set off, moratorium arrangements or similar laws affecting creditors'

rights generally and claims may be or become subject to set off or counter claim of third-parties as well as applicable international sanctions;

2. where obligations are required to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

3. enforcement may be limited by general principles of equity, for instance, equitable remedies such as injunction and specific performance are, in general, discretionary remedies under Singapore law and may not be available where damages are considered to be an adequate and appropriate remedy;

4. the enforcement of the obligations of the parties may be limited by the provisions of Singapore law applicable to agreements held to have been frustrated by events happening after their execution;

5. enforcement proceedings are subject to the general jurisdiction of the court in regard to awards of costs, even as against a successful party;

6. any provision in any of the relevant agreements providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the laws of Singapore as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a Singapore court at its discretion;

7. a Singapore court may refuse to give effect to clauses in any of the relevant agreements in respect of the costs of unsuccessful litigation brought in a Singapore court or where the court itself made an order for costs;

8. in appropriate circumstances and at the court's discretion, the courts of Singapore may render judgments in foreign currencies (such judgments may, however, have to be converted into local currencies for enforcement purposes);

9. the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if the matter concerned is *res judicata*, if litigation is pending in another forum on the same matter or if another forum is more convenient);

10. where a party to any of the agreements is vested with a discretion or may determine a matter in its opinion, Singapore law may require such discretion to be exercised reasonably or that such an opinion is based upon reasonable grounds;

11. an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

12. a Singapore court may refuse to give effect to any provision which would involve the enforcement of foreign revenue or penal or other public laws;

13. a judgment rendered by a court of a foreign country has no direct operation in Singapore but may be:

a) enforceable by registration (where available) or by common law action; or

b) (subject to certain conditions) recognised as conclusive of an issue in an action or as conclusive between the parties thereto in all proceedings founded on the same cause of action, and relied on by way of defence or counterclaim in any such actions;

14. the enforcement of any agreement may be affected if it has been entered into for the purpose of or in connection with money laundering or any other unlawful activity;

15. we have assumed that the choice of the laws of Singapore in the respective agreements (where applicable) is bona fide and not in contravention of public policy. The choice of law governing any agreement will only be recognised and upheld by the Singapore courts provided that the same is bona fide and there being no reasons for avoiding it for reason of contravention of public policy. A choice of law clause may also not be upheld if it was made with the express purpose of avoiding the law of a jurisdiction with which the relevant agreement has the most substantial connection and which, if in the absence of the stated choice of law would have invalidated the relevant agreement or been inconsistent with it;

16. the failure to exercise a right may be held by a Singapore court to operate as a waiver of that right notwithstanding any provision to the contrary in any agreement;

17. the effectiveness of any provisions exculpating a party from liability or duty otherwise owed may be limited by law;

18. our advice and/or opinions in Section V herein is subject to any limitation on the legality, validity, enforceability or binding nature of the Documents resulting from:

a) any amendment, waiver, variation or discharge, whether effected by a further or supplemental agreement, side letter or other document or medium, arrangement, course of dealings or otherwise (whether or not evidenced in writing) which may affect such agreements or other matters not expressly disclosed by or apparent on the face of those agreements; or

b) the possibility that an on-demand obligation may not be enforceable as such in circumstances where fraud has occurred; and

19. the terms and conditions of the relevant agreements may be amended, revised, varied and/or supplemented orally or by course of conduct notwithstanding any provisions to the contrary.

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VIII. BENEFIT OF THIS LEGAL OPINION

We are addressing this Legal Opinion to the Company and PC Holdings, at their request and for their benefit, and this Legal Opinion is not to be disclosed to or relied upon by any other person, firm or entity or in respect of any other matter except that it may be provided and disclosed (but not relied upon without our prior written consent) to your respective advisers, directors, officers, employees, agents and controlling persons, The NASDAQ, the Securities and Exchange Commission of the United States of America, or otherwise required by law or rules or regulations, or order of a court or authority, provided always that prior written notice is given to us. This Legal Opinion and/or its contents, as well as our firm's name and details, may be disclosed, extracted or referenced in the Prospectus and other documents related to the Secondary Offering with our prior written consent as to the form and context in which it appears.

Yours faithfully

SHOOK LIN & BOK LLP

SCHEDULE 1 – REFERENCE DOCUMENTS

Documents relating to incorporation and good standing

1. Constitution of the Company dated 30 March 2012;

Documents relating to past and present directors

2. Electronic register of directors dated 15 May 2023;

Documents relating to appointments

3. Form 45 dated 18 July 2017 in relation to the appointment of Gao Lianquan as director of the Company on 7 July 2018;

Documents relating to resignations

4. ACRA filing dated 1 June 2020 in relation to the resignation of Ramulu Chettiar Mohan as a director of the Company on 27 May 2020;

5. Resignation letter dated 27 May 2020 in relation to the resignation of Ramulu Chettiar Mohan as a director of the Company on 27 May 2020;

Documents relating to Annual General Meetings

For the financial year ended 28 February 2019 – AGM held on 31 August 2019

6. Statutory filing of Annual Return dated 25 September 2019;

For the financial year ended 29 February 2020 – AGM held on 31 August 2020

7. Statutory filing of Annual Return dated 28 September 2020;

For the financial year ended 28 February 2021 – AGM held on 22 August 2021

8. Statutory filing of Annual Return dated 22 August 2021;

For the financial year ended 30 June 2021 – AGM held on 31 December 2021

9. Statutory filing of Annual Return dated 6 December 2022;

For the financial year ended 30 June 2022 – AGM held on 31 December 2022

10. Statutory filing of Annual Return dated 21 January 2023;

For the financial year ended 30 June 2023 – AGM held on 31 December 2023

11. Statutory filing of Annual Return dated 31 January 2024;

12. Directors' Resolution in Writing dated 12 December 2023;

13. Notice of AGM dated 12 December 2023;

For the financial year ended 30 June 2024 – AGM held on 31 December 2024

14. Statutory filing of Annual Return dated 31 January 2025;

Documents relating to the issuance of shares

15. Electronic register of members of the Company dated 24 September 2024;

16. Members' resolutions: Minutes of the Extraordinary General Meeting dated 30 November 2018 to authorise the issuance of ordinary shares to Gao Lianquan, Camila Shirde, Tong Teck Chye and Liu Sijian on 30 November 2018;

Documents relating to the transfer of shares

17. Stamp duty certificate dated 10 July 2018 relating to the transfer of 124,998 ordinary shares from Lim Thiam Lye to Gao Lianquan on 3 July 2018;

18. Stamp duty certificate dated 13 August 2018 relating to the transfer of 94,998 ordinary shares from Gao Lianquan to Camila Shirde on 3 August 2018;

19. Stamp duty certificate dated 13 August 2018 relating to the transfer of 74,999 ordinary shares from Gao Lianquan to Tong Teck Chye on 3 August 2018;

20. Stamp duty certificate dated 13 August 2018 relating to the transfer of 74,999 ordinary shares from Gao Lianquan to Liu Sijian on 3 August 2018;

21. ACRA filing dated 1 June 2020 relating to the transfer of 54,400 ordinary shares from Camila Shirde to Gao Lianquan on 27 May 2020;

22. ACRA filing dated 1 June 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Tong Teck Chye on 27 May 2020;

23. ACRA filing dated 1 June 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Liu Sijian on 27 May 2020;

24. Stamp duty certificate dated 1 June 2020 relating to the transfer of 54,400 ordinary shares from Camila Shirde to Gao Lianquan on 27 May 2020;

25. Stamp duty certificate dated 1 June 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Tong Teck Chye on 27 May 2020;

26. Stamp duty certificate dated 1 June 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Liu Sijian on 27 May 2020;

27. Share transfer form dated 27 May 2020 relating to the transfer of 54,400 ordinary shares from Camila Shirde to Gao Lianquan on 27 May 2020;

28. Share transfer form dated 27 May 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Tong Teck Chye on 27 May 2020;

29. Share transfer form dated 27 May 2020 relating to the transfer of 29,799 ordinary shares from Camila Shirde to Liu Sijian on 27 May 2020;

30. ACRA filing dated 22 February 2023 relating to the transfer of 341,424 ordinary shares from Gao Lianquan to Hero Global Enterprises Limited on 22 November 2022;

31. ACRA filing dated 22 February 2023 relating to the transfer of 119,798 ordinary shares from Tong Teck Chye to Hero Global Enterprises Limited on 22 November 2022;

32. ACRA filing dated 22 February 2023 relating to the transfer of 119,798 ordinary shares from Liu Sijian to Hero Global Enterprises Limited on 22 November 2022;

33. Stamp duty certificate dated 22 February 2023 relating to the transfer of 341,424 ordinary shares from Gao Lianquan to Hero Global Enterprises Limited on 22 November 2022;

34. Stamp duty certificate dated 22 February 2023 relating to the transfer of 119,798 ordinary shares from Tong Teck Chye to Hero Global Enterprises Limited on 22 November 2022;

35. Stamp duty certificate dated 22 February 2023 relating to the transfer of 119,798 ordinary shares from Liu Sijian to Hero Global Enterprises Limited on 22 November 2022;

36. ACRA filing dated 24 September 2024 relating to the transfer of 17,970 ordinary shares from Gao Lianquan to Starry Grade Limited and 581,020 ordinary shares from Hero Global Enterprises Limited to Starry Grade Limited;

37. Share Purchase Agreement dated 12 June 2024 between Gao Lianquan, Hero Global Enterprises Limited and Premium Catering (Holdings) Limited relating to the transfer of 17,970 ordinary shares from Gao Lianquan to Starry Grade Limited and 581,020 ordinary shares from Hero Global Enterprises Limited to Starry Grade Limited;

38. Instrument of Transfer (undated) relating to the transfer of 17,970 ordinary shares from Gao Lianquan to Starry Grade Limited;

39. Instrument of Transfer (undated) relating to the transfer of 581,020 ordinary shares from Hero Global Enterprises Limited to Starry Grade Limited;

Documents relating to material contracts

40. Kitchen appliances rental agreement (undated) between the Company and LRS-Premium Pte Ltd;

41. Hire Purchase Agreement between the Company and UOB dated 14 October 2020;

42. Hire Purchase Agreement between the Company and UOB dated 16 July 2021;

43. Hire Purchase Agreement between the Company and Commercial Automobile Credit Pte Ltd dated 2 August 2021;

44. Enterprise Financial Scheme Trade Loan between the Company and DBS Bank Limited dated 28 October 2022;

45. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and RHB Bank dated 4 February 2021;

46. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and Sing Investments and Finance dated 7 September 2020;

47. Temporary Bridging Loan under the Enterprise Financial Scheme between the Company and UOB dated 31 August 2020;

Documents relating to leased properties

48. Tenancy Agreement dated 4 November 2020 between the Company and Singapore F & B Pte Ltd in respect of the lease of 8A Admiralty Street #04-02 Food Xchange @ Admiralty Singapore 757437 from 1 March 2021 to 28 February 2023;

49. Tenancy Agreement dated 29 October 2020 between the Company and Ming Fa Food Industries Pte Ltd in respect of the lease of 8A Admiralty Street #04-03 Food Xchange @ Admiralty Singapore 757437 from 1 February 2021 to 31 January 2023;

50. Tenancy Agreement dated 4 January 2022 between the Company and LRS-Premium Pte Ltd in respect of the lease of 21 Chin Bee Avenue Singapore 619942 from 15 December 2022 to 14 December 2027;

51. Tenancy Agreement (undated) between the Company and Loy Investment Pte Ltd in respect of the lease of 11A Jalan Tukang Road #01-K4 Singapore 619267 from 15 September 2022 to 31 December 2023;

52. Tenancy Agreement dated 13 April 2024 between the Company and Lucky Stars F&B Pte Ltd in respect of the lease of 145 Upper Paya Lebar Road (MR2) Singapore 534848 from 15 April 2024 to 14 April 2025;

53. Tenancy Agreement dated 16 November 2024 between the Company and Kwong Cheong Thye Pte Ltd in respect of the lease of 8A Admiralty Street #01-11 FoodXChange @ Admiralty Singapore 757437;

54. Tenancy Agreement dated 16 November 2024 between the Company and Kwong Cheong Thye Pte Ltd in respect of the lease of 8A Admiralty Street #01-12 FoodXChange @ Admiralty Singapore 757437;

55. Stamp duty certificate dated 29 December 2020 in respect of the lease of 8A Admiralty Street #04-02 Food Xchange @ Admiralty Singapore 757437;

56. Stamp duty certificate dated 13 July 2023 in respect of the lease of 21 Chin Bee Avenue Singapore 619942;

57. Stamp duty certificate dated 10 December 2020 in respect of the lease of 8A Admiralty Street #04-03 Food Xchange @ Admiralty Singapore 757437;

58. Stamp duty certificate dated 9 September 2022 in respect of the lease of 11A Jalan Tukang #01-K4 Singapore 619267;

59. Stamp duty certificate dated 4 April 2024 in respect of the lease of 145 Upper Paya Lebar Road (MR2) Singapore 534848;

60. Stamp duty certificate dated 19 November 2024 in respect of the lease of 8A Admiralty Street #01-11 FoodXChange @ Admiralty Singapore 757437;

61. Stamp duty certificate dated 19 November 2024 in respect of the lease of 8A Admiralty Street #01-12 FoodXChange @ Admiralty Singapore 757437;

Documents relating to insurance

62. Foreign worker's medical insurance (Policy No. DSFD19S001367) issued by Ergo Insurance Pte. Ltd. on 17 October 2019;

63. Employees' medical insurance (Policy No. 79618) issued by AIA Singapore Pte Ltd on 25 November 2021, and the corresponding employee list provided by the Company setting out the employees covered under the policy as at 14 June 2023;

64. Business advantage all risks insurance (Policy No. SMG/P1551000-R09) issued by AXA Insurance Pte Ltd on 25 October 2019;

65. Business advantage all risks insurance (Policy No. SMG/P1551000-R13) issued by AXA Insurance Pte Ltd on 20 November 2020;

66. Business advantage all risks insurance (Policy No. SMG/P1551000) renewed by AXA Insurance Pte Ltd on 18 October 2021;

67. Foreign Workers Medical Insurance Enhanced (Policy No. GMD23000851) issued by Raffles Health Insurance Pte Ltd on 2 November 2023;

68. Work Injury Compensation Certificate of Insurance (Policy No. WIC/23-WI002140-R001) issued by HL Assurance Pte. Ltd. (undated);

69. Endorsement to Group Insurance Policy (Policy No. GMD23000851 which was replaced with a new policy number, being Policy No. 2480005984) issued by Raffles Health Insurance Pte Ltd on 25 November 2024;

70. Tax invoice for Group Insurance Policy (Policy No. GMD23000851 which was replaced with a new policy number, being Policy No. 2480005984) issued by Raffles Health Insurance Pte Ltd on 25 November 2024;

71. Paynow receipt (Payee Reference: DN24000711) made by the Company to Raffles Health Insurance Pte Ltd on 15 January 2025;

72. Work Injury Compensation Certificate of Insurance (Policy No. WI002140) issued by HL Assurance Pte. Ltd. (undated) for the policy commencing on 15 October 2024 and expiring on 14 October 2025;

73. Renewal of the Work Injury Compensation Insurance Policy (Policy No. WI002140) issued by HL Assurance Pte. Ltd. (undated) for the policy commencing on 15 October 2024 and expiring on 14 October 2025;

Documents relating to licenses, approvals and certifications

74. Registration to import processed food products and food appliances (License No. IP21H2528) issued by the Singapore Food Agency, expiring on 31 August 2025;

75. License to Operate a Food Processing Establishment (License No. PL22L0380) issued by the Singapore Food Agency, expiring on 30 November 2025;

76. MUIS halal certificate (Certificate No. FPCA20240000122) issued by Majlis Ugama Islam Singapura, expiring on 31 January 2025;

77. Food Shop License (License No: SE23B23A000) issued by the Singapore Food Agency, expiring on 19 September 2025;

78. Statement of Attainment in “Apply Food Safety Management Systems for Food Service Establishments” (Certificate No. 9100000089694) issued to Zhang Xiaoying on 6 January 2021;

79. Statement of Attainment in “Food Safety and Hygiene” (Certificate No. 9100001697412) issued to Sudha A/P Suppiah on 16 June 2022;

Documents relating to employment matters

80. Employment contract between the Company and Gao Lianquan dated 8 February 2023;

81. Employment contract between the Company and Loh Hui Ying Sarah dated 21 April 2023;

82. Employment contract between the Company and Zhang Xiao Ying dated 1 November 2022;

83. Employee list provided by the Company as at 14 June 2023;

84. MOM Overall Quota print-out dated 4 June 2023;

85. List of employers convicted under the Employment Act as published by the MOM as at 18 July 2024 for the period of 14 January 2023 to 18 July 2024;

86. List of employers convicted under the CPF Act as published by the CPF Board of Singapore as at 22 September 2024 for the period of 19 September 2022 to 22 September 2024;

Searches conducted

87. Business profile search conducted on 31 January 2025 with ACRA on the Company;

88. IPOS public search conducted on 31 January 2025 on the Company;

89. Litigation Searches dated 31 January 2025 – Insolvency (Including Judicial Management) (Supreme Court) (2024 – 2025) on the Company;

90. Litigation Searches dated 31 January 2025 – Composite Litigation Search (Supreme Court / State Courts) (2024 – 2025) on the Company; and

Confirmation letter

91. Confirmation letter from the Company dated 31 January 2025.

SCHEDULE 2 – SHAREHOLDING

Date	Issue / Transfer	Shareholder(s)	No. of Shares issued/ transferred	Consideration	Resultant issued and paid-up share capital (S$)	Remarks
30 March 2012	Issue	Lim Thiam Lye	124,998	S$124,998	S$124,998 comprising 124,998 ordinary shares	Incorporation
30 March 2012	Issue	Gao Lianquan	324,993	S$324,993	S$449,991 comprising 449,991 ordinary shares	Incorporation
30 March 2012	Issue	Lim Han Ming	49,999	S$49,999	S$499,990 comprising 499,990 ordinary shares	Incorporation
1 March 2015	Transfer	Lim Han Ming > Gao Lianquan	49,999	S$1	S$499,990 comprising 499,990 ordinary shares	
3 July 2018	Transfer	Lim Thiam Lye > Gao Lianquan	124,998	S$1	S$499,990 comprising 499,990 ordinary shares	
3 August 2018	Transfer	Gao Lianquan > Camila Shirde	94,998	S$28,500	S$499,990 comprising 499,990 ordinary shares	
3 August 2018	Transfer	Gao Lianquan > Tong Teck Chye	74,999	S$22,500	S$499,990 comprising 499,990 ordinary shares	
3 August 2018	Transfer	Gao Lianquan > Liu Sijian	74,999	S$22,500	S$499,990 comprising 499,990 ordinary shares	
30 November 2018	Issue	Gao Lianquan	50,000	S$50,000	S$549,990 comprising 549,990	

					ordinary shares	
30 November 2018	Issue	Camila Shirde	19,000	S$19,000	S$568,990 comprising 568,990 ordinary shares	
30 November 2018	Issue	Tong Teck Chye	15,000	S$15,000	S$583,990 comprising 583,990 ordinary shares	
30 November 2018	Issue	Liu Sijian	15,000	S$15,000	S$598,990 comprising 598,990 ordinary shares	
27 May 2020	Transfer	Camila Shirde > Gao Lianquan	54,400	S$13,500	S$598,990 comprising 598,990 ordinary shares	
27 May 2020	Transfer	Camila Shirde > Tong Teck Chye	29,799	S$7,500	S$598,990 comprising 598,990 ordinary shares	
27 May 2020	Transfer	Camila Shirde > Liu Sijian	29,799	S$7,500	S$598,990 comprising 598,990 ordinary shares	
22 November 2022	Transfer	Gao Lianquan > Hero Global Enterprises Limited	341,424	S$3,135,821.54	S$598,990 comprising 598,990 ordinary shares	
22 November 2022	Transfer	Tong Teck Chye > Hero Global Enterprises Limited	119,798	S$1,100,289.23	S$598,990 comprising 598,990 ordinary shares	
22 November 2022	Transfer	Liu Sijian > Hero Global Enterprises Limited	119,798	S$1,100,289.23	S$598,990 comprising 598,990 ordinary shares	
12 June 2024	Transfer	Gao Lianquan > Starry Grade Limited	17,970	1 share in PC Holdings	S$598,990 comprising 598,990 ordinary shares	

12 June 2024	Transfer	Hero Global Enterprises Limited > Starry Grade Limited	581,020	1 share in PC Holdings	S$598,990 comprising 598,990 ordinary shares	

Notes:

(1) ">" refers to transferred to.

SCHEDULE 3 – SEARCHES ON THE COMPANY

Court	Case Details	Plaintiff(s)	Defendants(s)	Nature of Claim / Amount	Outcome
N/A	N/A	N/A	N/A	N/A	N/A